UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 25, 2023

THE SHYFT GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)

Michigan	001-33582	38-2078923
(State or Other Jurisdiction	(Commission File No.)	(IRS Employer
of Incorporation)		Identification No.)

41280 Bridge Street, Novi, Michigan	48375
(Address of Principal Executive Offices)	(Zip Code)

517-543-6400
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a‑12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SHYF	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 25, 2023, the Board of Directors (the “Board”) of The Shyft Group, Inc. (the “Company” or “Shyft”) appointed Mr. John Dunn, the Company’s current President, Fleet Vehicles and Services, as the new President and Chief Executive Officer (“CEO”) of the Company and as a member of the Board, effective October 26, 2023 (the “Effective Date”).

Mr. Dunn, age 57, joined the Company in January 2023 in his current role as President, Fleet Vehicles and Services. Prior to joining Shyft, he served since 2014 as President and Chief Executive Officer, North and South America of Plastic Omnium, Clean Energy Systems, a manufacturer of components for the sustainable mobility market. Prior to serving at Plastic Omnium, Mr. Dunn held various leadership positions at Brose North America, an automotive supplier company, including as President North America. Mr. Dunn holds a Master of Science in Industrial Engineering from the University of Wisconsin and a Bachelor of Science in Industrial Engineering from Purdue University.

In connection with his appointment as CEO and beginning on the Effective Date, Mr. Dunn will receive base salary at an annual rate of $780,000, and shall have a target annual cash incentive compensation opportunity of 100% of his base salary (pro-rated for his roles in 2023) that can be earned from 0% to 200% of target. Within 30 days of the Effective Date, Mr. Dunn will receive a promotional incentive award with a grant date value equal to $780,000, awarded 100% in the form of target performance-based Restricted Stock Units (“PSU awards”). These PSU awards will generally be subject to a three-year performance period and can be earned from 0% to 200% of target. The target level that the Human Resources and Compensation Committee (the “Committee”) of the Board will consider for Mr. Dunn’s annual long-term incentive compensation program percentage, beginning in 2024, will be 285% of his base salary rate, comprised of equity awards the Committee has the discretionary authority to issue, typically in the form of service-based Restricted Stock Units (“RSU awards”) and PSU awards. Under the long-term incentive compensation program, RSU awards currently vest in general on a ratable basis over three years from the grant date, and PSU awards are currently earned in general from 0% to 200% of target after a three-year performance period. Mr. Dunn will continue to be eligible to participate in the employee benefit plans and programs, including the Company’s Executive Severance Plan, made available by the Company to senior executives generally.

Mr. Dunn will not be appointed to any committees of the Board and will not receive any additional compensation for his service on the Board. There are no relationships or related transactions between the Company and Mr. Dunn of the type required to be disclosed under applicable Securities and Exchange Commission rules.

Under the previously-disclosed leadership transition agreement, dated June 7, 2023 (the “Transition Agreement”), between Mr. Daryl Adams, the Company’s current President and Chief Executive Officer, and the Company, on October 26, 2023, Mr. Adams will cease serving in the role of President and Chief Executive Officer of the Company. Pursuant to the Transition Agreement, Mr. Adams will resign from the Board effective October 26, 2023 and will transition on that date to non-executive employment with the Company as a special advisor to assist Mr. Dunn with transition matters for six months. On April 25, 2024, Mr. Adams’ employment with the Company is expected to be terminated by the Company. Mr. Adams’ resignation from the Board is not the result of any dispute or disagreement relating to the Company’s operations, policies, or practices. All compensation matters related to Mr. Adams’ separation and non-executive employment as a special advisor are addressed in the Company’s previous disclosure regarding the Transition Agreement on Current Report on Form 8-K dated June 12, 2023 and in Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2023.

Item 7.01         Regulation FD Disclosure

On October 26, 2023, the Company issued a press release announcing the management and Board changes described in Item 5.02 above. A copy of the press release is attached hereto as Exhibits 99.1 and is incorporated herein by reference.

Item 9.01         Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated October 26, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SHYFT GROUP, INC.

Dated: October 26, 2023	/s/ Joshua A. Sherbin
By: Joshua A. Sherbin
Its: Chief Legal Officer and Corporate Secretary

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